Exhibit 99.1

TUMBLEWEED ANNOUNCES PRELIMINARY FIRST QUARTER RESULTS EXCEEDED GUIDANCE

Redwood City, CA – April 2, 2008 –  Tumbleweed® Communications Corp. (NASDAQ: TMWD), an industry leader in managed file transfer and email security, today announced its  preliminary financial results for the quarter ended March 31, 2008 exceeded management’s previous guidance. Tumbleweed currently expects to report revenue in the range of $14.8 to $15.3 million, a net loss in a range of $(0.02) to $(0.03) per share, and non-GAAP income in a range of $0.00 to $0.01 per share. This compares to previous guidance of $13.0 million to $14.5 million in revenue, a net loss of $(0.04) to $(0.06) per share and a non-GAAP net loss of $(0.01) to $(0.03) per share.  Non-GAAP amounts exclude estimates for stock-based compensation expense and intangible asset amortization expense.

Cash and cash equivalents are expected to be approximately $27.3 million at March 31, 2008, an increase of $1.0 million from $26.3 million at December 31, 2007.

“During the first quarter, Tumbleweed continued to execute its plans to transform the company, and our preliminary results exceeded our guidance.  We had a strong contribution from the licensing of our intellectual property, increased our backlog, which includes deferred revenue, and added to our cash position.  We also continued to increase the percentage of our non-renewal commercial orders that went through our channel partners, a key indicator of progress in transforming our sales distribution from a direct to an indirect model.  Lastly, our bottom line benefited from the operational changes we implemented in fourth quarter of 2007,” said James P. Scullion, Chief Executive Officer of Tumbleweed. “I am pleased that we have started 2008 on such a positive note.  I look forward to discussing our results in more detail during our quarterly conference call.”

These preliminary results are subject to revision.  The company will report its final financial results for the first quarter ended March 31, 2008 after the close of the market on Thursday, May 1, 2008.

What: Tumbleweed's First Quarter 2008 Financial Results Conference Call

When: Thursday, May 1, 2008 at 2:00 p.m. PT (5:00 p.m. ET)

Webcast: A live Webcast of the conference call can be accessed by logging on to the Investor Relations page at http://www.tumbleweed.com and clicking on the conference call icon.

Dial In: To access the live conference call by phone, dial (800) 366-3908. Participants are asked to call the assigned number approximately 10 minutes before the scheduled starting time.

For those unable to participate in the live conference call, starting two hours after the call a replay will be available through May 14, 2008 by dialing (800) 405-2236 and entering the pass code 11111876#.

An instant replay of the conference call will be available over the Internet at http://www.tumbleweed.com in the Investor Relations area of the website.

Safe Harbor Statement
Tumbleweed cautions that forward-looking statements contained in this press release are based on current information and expectations as of the date of this press release, and that a number of factors could cause the actual results to differ materially from the guidance given at this time. These factors are described in the Safe Harbor statement below.

Except for the historical information contained herein, the matters discussed in this press release may constitute forward-looking statements.  Our expectations for cash balances, revenue, earnings per share on both a GAAP and a non-GAAP basis for the first quarter of 2008, as well as expectations regarding intellectual property licensing, backlog, deferred revenue, addition to cash, the progress of transforming our sales distribution model, and benefits from operational changes made in the fourth quarter of 2007, are preliminary projections that are subject to change as operating results for the quarter are finalized.  These results, along with other expectations and beliefs stated in this press release involve risks and uncertainties that could cause actual results to differ materially from those currently expected. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “should,” “potential,” “continue,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions.  For further cautions about the risks of investing in Tumbleweed, we refer you to the documents Tumbleweed files from time to time with the Securities and Exchange Commission, particularly Tumbleweed's Form 10-K filed March 17, 2008, and such filings for the periods referred to above, to be filed subsequently.

Tumbleweed assumes no obligation to update information contained in this press release. Although this release may remain available on Tumbleweed's website or elsewhere, its continued availability does not indicate that Tumbleweed is reaffirming or confirming any of the information contained herein as of a later date.

Non-GAAP Information
The non-GAAP financial information included in this press release is not prepared in accordance with GAAP as it excludes amortization of intangible assets and stock-based compensation expense.  Management believes that the presentation of non-GAAP information may provide useful information to investors because Tumbleweed has historically provided this information and understands that some investors consider it useful in evaluating Tumbleweed's expenses. Management also uses this non-GAAP information, along with GAAP information, in evaluating Tumbleweed's expenses and comparing Tumbleweed’s performance with that of its competitors.  The non-GAAP results should not be considered a substitute for financial information presented in accordance with generally accepted accounting principles, and may be different from non-GAAP measures used by other companies.

About Tumbleweed

Tumbleweed Communications Corp. (NASDAQ: TMWD), an industry leader in managed file transfer and email security, provides enterprise-class solutions to organizations of all sizes. Tumbleweed's innovative products enable organizations to effectively manage and protect business-critical Internet communications, with capabilities that span secure file transfer, encryption, data loss prevention, and email security. Tumbleweed has more than 3,200 customers worldwide, including blue-chip companies across an array of industries such as Technology, Retail, Finance, Healthcare, Manufacturing, Consumer Packaged Goods, Telecom, Energy, and the U.S. Government. The world's most security conscious organizations rely upon Tumbleweed technology including Bank of America Securities, JP Morgan Chase & Co., the U.S. Food and Drug Administration, and the U.S. Department of Defense. Tumbleweed's award-winning products build on 15 years of R&D and 27 security patents in the U.S. alone -- many of which are licensed by other security vendors. More information can be found at http://www.tumbleweed.com.

Tumbleweed is a registered trademark of Tumbleweed Communications Corp. in the United States and/or other countries. All other trademarks are the property of their respective owners.

For Investor Relations Inquiries:	For Media Relations Inquiries:
Scott Wilson	Dan Gould
(415) 785 - 7945	SHIFT Communications
ir@tumbleweed.com	(415) 591 - 8428
dgould@shiftcomm.com